UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2014

Licont, Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-177359	72-1621890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

316 California Avenue, Suite 890, Reno, Nevada	89509
(Address of principal executive offices)	(Zip Code)

800-330-8314

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

Effective January 12, 2015, Trevor Robertson resigned from all officer position held with the registrant Licont Corp. (“Company”) including Chief Executive Officer and Chief Financial Officer, and as a director of the Company’s board of directors. This resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

Concurrently with Mr. Robertson’s resignation, effective January 12, 2015, Bonnie Watson was appointed to serve as the Company’s sole officer, including Chief Executive Officer and Chief Financial Officer, and as a director filling a vacancy on the Company’s board of directors until her resignation or until her successor is elected and qualified. The Company has appointed Ms. Watson to serve as director due to her experience with public company reporting and accounting.

Ms. Watson, 37, has been working in accounting for 15 years. From 2000 to 2003, she was employed as an accounting assistant for the Downtown San Diego Partnership. In 2003, she was promoted to full charge accountant within the same company. From 2004 to 2008, she was employed with a sport boat company as accounting/store manager. Since 2008, she has been company comptroller for San West and in 2009 also became operations manager of online store Countyimports.com. Ms. Watson has 4 years of non profit accounting experience, with city audits, and 6 years of public accounting experience, with quarterly and yearly audits. Ms. Watson graduated from San Diego City College in 2003 with a degree in accounting.

The Company and Ms. Watson have not yet agreed upon compensation terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

LICONT, CORP.

DATED: January 14, 2015	By:	/s/ Bonnie Watson
Bonnie Watson
Chief Executive Officer